Exhibit 10.1

AMENDMENT

TO

PICO HOLDINGS, INC.

2005 LONG-TERM INCENTIVE PLAN

2009 RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is dated April 2, 2009, between PICO Holdings, Inc. (the “Company”), and W. Raymond Webb (“Executive”);

WHEREAS, pursuant to the PICO Holdings, Inc. 2005 Long-Term Incentive Plan (the “Plan”), the Company granted to Executive a Restricted Stock Unit Award of 30,000 stock units (the “Award”) upon the terms and conditions set forth in an award agreement dated March 3, 2009 (the “Award Agreement”) and in the Plan;

WHEREAS, the Plan allows Participants to elect to defer the time at which shares of Stock will be delivered with respect to their Restricted Stock Awards in accordance with the terms specified in the applicable award agreement;

WHEREAS, the Award Agreement does not contain any terms regarding the deferral of delivery of stock with respect to the Restricted Stock Award;

WHEREAS, under the terms of the Plan, the Compensation Committee has the authority to amend the Award Agreement; and

WHEREAS, the Compensation Committee has approved this Agreement to amend the Award Agreement to allow Executive to elect to defer delivery of shares of Stock with respect to the Award and has approved a Distribution Election Form.

NOW, THEREFORE, in consideration of the mutual promises and covenants made here and the mutual benefits to be derived herefrom the parties agree as follows:

1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan and/or the Award Agreement.

2.    Amendment of Award Agreement. Effective as of March 3, 2009, Section 6.1 of the Award Agreement is hereby amended to add the following to the end thereof:

“Notwithstanding the foregoing sentence, the Participant may elect, on a distribution election form prescribed by the Committee, to defer the payment of vested Stock Units, provided that such election must be made on or before April 2, 2009, in accordance with Treasury Regulations Section 1.409A-2(a)(5) and any such deferral of payment must comply with the other applicable requirements of Section 409A of the Code, including, without limitation, the six-month waiting period contemplated by Section 12.9.”

3.    Effective as of March 3, 2009, a new Section 12.9 is added to the Award Agreement to read as follows:

“12.9. Construction; Section 409A. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. Notwithstanding any provision of this Agreement to the contrary, if the Participant is a “specified employee” as defined in Section 409A of the Code and the regulations issued thereunder, and, as a result of that status, any portion of the payment under this Agreement would otherwise be subject to taxation pursuant to Section 409A of the Code, the Participant shall not be entitled to payment upon a termination of his employment until the earlier of (a) the date that is six (6) months after his termination of employment for any reason other than death or (b) the date of the Participant’s death. For purposes of this Agreement and any deferral election made pursuant to this Agreement, “termination of employment” shall mean “separation from service” as defined in Treasury Regulations Section 1.409A-1(h) determined without regard to any optional alternative definitions thereunder.”

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Executive has hereunto set his hand.

PICO Holdings, Inc.

By:	/s/ James F. Mosier
General Counsel and Secretary

W. Raymond Webb /s/ W. Raymond Webb

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